EXHIBIT 99.2

KINGOLD JEWELRY ANNOUNCES CREDIT LINE INCREASE OF UP TO RMB400 million (approximately US$65.4 million) UNDER GOLD LEASING AGREEMENT WITH CHINA CONSTRUCTION BANK

WUHAN CITY, China, October 24, 2013 — Kingold Jewelry, Inc. (NASDAQ: KGJI), (“Kingold” or the “Company”), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced that the Company has received an increase in the credit line established under the Gold Leasing Agreement (“Agreement”) with China Construction Bank’s (“CCB”) Wuhan Jiang’An branch, which was signed in January 2013. CCB proposed the increase of the credit line based on Kingold's strong performance and appropriate handling of gold.

Kingold’s total credit line under the Agreement is now RMB400 million (approximately US$65.4 million), an increase of RMB150 million from the original credit line of RMB250 million.

The Agreement is similar to a revolving credit line, with CCB providing Kingold a reusable credit line of up to RMB400 million; however, drawdowns under the facility (and repayment thereunder) will be made in gold rather than currency. Gold loans under the facility will bear interest at a rate of approximately 6% p.a., with interest based on the actual weight of gold loaned under the facility (in grams), the price of gold (yuan/gram), in addition to the rate and number of days the gold was loaned under the facility. The increased line of credit is available until July 22, 2014. Because the market price of gold may fluctuate during the term of the Agreement, Kingold and CCB have agreed to a cap of 95% on the credit line based on the actual value of gold loans outstanding at any time under the credit facility.

China Construction Bank is a leading commercial bank in China providing a comprehensive range of commercial banking products and services. At the end of June 2013, the market capitalization of the Bank reached US$176.7 billion, ranking fifth among listed banks in the world. The Bank had a network of 14,925 branches and sub-branches in Mainland China, maintained 10 overseas branches in Hong Kong, Singapore, Frankfurt, Johannesburg, Tokyo, Seoul, New York, Ho Chi Minh City, Sydney and Taipei, and owned multiple subsidiaries, such as CCB Principal Asset Management, CCB Financial Leasing, CCB Trust, CCB Life, Sino-German Bausparkasse, CCB Asia, CCB London, CCB Russia, CCB Dubai and CCB International.

Mr. Zhihong Jia, Chairman and CEO of Kingold Jewelry, Inc. stated, “We are very pleased with our partnership with CCB under this Agreement. This increased credit line will allow us to further increase our production capacity and grow our business over the next several months. We continue working hard to take advantage of the market opportunities in China’s 24K gold consumer goods market and are honored to have the support of CCB.”

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Kingold Jewelry, Inc.	Page 2
October 24, 2013

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These include statements regarding Kingold’s ability to further increase production capacity and grow its business over the next several months. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact

Kingold Jewelry, Inc.

Bin Liu, CFO

Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)

Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.	Katherine Yao, Associate
Adam Prior, Senior Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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